UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

101 Main Street, Suite 1850, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-7867

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This report amends the Current Report on Form 8-K filed by Aegerion Pharmaceuticals, Inc. (the “Company”) on July 30, 2015 (the “Original Filing”) to provide information regarding the employment agreement of Sandford D. Smith, the Company’s interim Chief Executive Officer (“CEO”), that was unavailable at the time of the Original Filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Original Filing, the Board of Directors of the Company appointed Mr. Smith as CEO effective July 26, 2015. On August 21, 2015, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Smith, with a commencement date of July 27, 2015.

Pursuant to the Employment Agreement, Mr. Smith will receive a base salary of $635,000 per year and will be eligible to receive an annual cash bonus based on achievement of certain performance goals with a target of 50% of his base salary, as measured during the period from July 27, 2015 through December 31, 2015. In addition, Mr. Smith was granted (a) an option to purchase 40,000 shares of the Company’s common stock, which will vest and become exercisable in full on January 27, 2016, and (b) 13,333 restricted stock units, which will vest and become exercisable over three years, with 16.67% of the units vesting on January 27, 2016, and the remaining 83.33% of the grant vesting monthly in equal installments over the thirty-one months following January 27, 2016.

If the Company terminates Mr. Smith’s employment without Cause, as defined in the Employment Agreement, Mr. Smith will be eligible for (a) continued payment of his base salary through January 27, 2016, if such termination occurs prior to such date; (b) payment of a pro-rata portion of the annual cash bonus Mr. Smith would have earned if he continued employment through the end of the fiscal year in which such termination occurs (provided that, if Mr. Smith is terminated prior to January 27, 2016, the annual cash bonus will be pro-rated as if Mr. Smith was terminated on January 27, 2016); and (c) payment of $165,000 on the six-month anniversary of such termination, less the amount of gross income derived by Mr. Smith from consulting fees earned during such six-month period.

In addition, pursuant to the Employment Agreement, the Company will, during the term of his employment, (a) provide Mr. Smith with a housing allowance of up to $10,000 per month; (b) reimburse Mr. Smith for reasonable commuting expenses, including shipment of Mr. Smith’s automobile to and from Massachusetts; (c) offset any tax liability of Mr. Smith associated with such commuting expense reimbursements; (d) if it is determined that Mr. Smith has, in connection with the performance of his duties under the Employment Agreement, become a Massachusetts resident, reimburse Mr. Smith for any Massachusetts state personal income tax liability of Mr. Smith on taxable income of up to $800,000 that would not otherwise have been subject to Massachusetts state taxes had Mr. Smith not been a Massachusetts tax resident; (e) if Mr. Smith and his spouse become ineligible for continued coverage under their existing health care plan covering them immediately prior to July 27, 2015 by reason of Mr. Smith’s employment under the Employment Agreement, reimburse Mr. Smith an amount equal to the difference between (i) Mr. Smith’s out-of-pocket costs for the health care plan covering Mr. Smith and his spouse immediately prior to July 27, 2015, and (ii) Mr. Smith’s out-of-pocket costs for a health care exchange insurance plan covering his spouse; and (f) reimburse Mr. Smith for actual and reasonable fees for legal, tax and/or accounting advice obtained in connection with the review, negotiation and execution of the Employment Agreement, option award agreement and restricted stock unit agreement, up to $25,000, subject to the Company’s receipt of reasonable documentation and substantiation of the same.

The foregoing summary of certain terms of the Employment Agreement is qualified in its entirety by the terms of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Anne Marie Cook

Anne Marie Cook
Senior Vice President, General Counsel, and Secretary